Exhibit 99.1

Contact:

Randy Jonkers

Chief Financial Officer

800.287.4383

investor.relations@pervasive.com

Pervasive Software Reports Results for its Fourth Quarter and Fiscal Year 2007

Company Reports 26th Consecutive Profitable Quarter

AUSTIN, TEXAS – July 24, 2007 – Pervasive Software® Inc. (NASDAQ:PVSW), a global value leader in embeddable data management and integration software, today announced financial results for the fourth quarter and fiscal year ending June 30, 2007.

Revenue was $10.3 million for the fourth quarter of fiscal year 2007, compared to $11.2 million for the fourth quarter of last fiscal year. Net income was $1.9 million, or $0.09 diluted earnings per share, for the quarter, compared to net income of $3.6 million, or $0.16 diluted earnings per share, for the fourth quarter of last fiscal year. Net income for the fourth quarter included an income tax benefit of $0.5 million, or $0.02 per share, compared to an income tax benefit of $2.3 million, or $0.10 per share, for the fourth quarter of the previous fiscal year.

On a non-GAAP basis, Pervasive realized net income of $1.4 million, or $0.07 diluted earnings per share, in the fourth quarter of fiscal year 2007, compared to net income of $1.5 million, or $0.06 diluted earnings per share, in the fourth quarter of last fiscal year. Non-GAAP results exclude amortization of purchased intangibles and stock-based compensation expense, and assume a non-GAAP effective tax rate of 34%.

“We are very pleased to report our 26th consecutive quarter of profitability,” said John Farr, president and CEO of Pervasive Software. “Our efforts in the June quarter continued to be focused on investing for the future. We continued development of the next major release of our embedded database, Pervasive PSQL Summit™ v10, which is scheduled for launch later this summer and will support the new Microsoft Windows VistaTM desktop operating system. Pervasive PSQL Summit v10 will also provide the foundation for a future update which will support the next Microsoft server operating system, Windows Server® 2008. We also continued to focus on the development of new and existing channel partner relationships for our integration products and launched version 4 of our Pervasive Data Profiler™ software. And we continue to invest in innovation with the development of products positioned to take advantage of market trends in Integration-as-a-Service and software application development for multi-core processors. Pervasive DataSynchTM, recently made available via Salesforce.com’s AppExchange, automates the synchronization of data between Intuit’s QuickBooks and Salesforce.com. Pervasive DataRushTM, presently in beta, is a Java development framework for the development of software applications to capture the parallel processing capabilities of new-generation multi-core server technologies.”

Pervasive continued to generate positive cash flow from operations with $3.0 million in the fourth quarter of fiscal 2007, ending the quarter with $46.4 million in cash and marketable securities and no debt, representing approximately $2.20 per issued and outstanding share. Issued and outstanding shares of common stock as of June 30, 2007 totaled approximately 21.1 million.

Pervasive acquired approximately 854,000 shares of Pervasive common stock on the open market at a total cost of approximately $3.7 million, or approximately $4.30 weighted average price per share, during the quarter ended June 30, 2007. The Company has approximately $9.2 million authorized repurchase funds remaining under its $10.0 million stock repurchase program announced in June 2007. Depending on market conditions and other factors, such purchases may be commenced or suspended at any time without prior notice.

Revenue for the full fiscal year ended June 30, 2007, was $40.8 million, compared to $45.6 million for the previous fiscal year. Net income was $4.0 million, or $0.19 diluted earnings per share, for the full fiscal year, compared to net income of $4.8 million, or $0.21 diluted earnings per share, for the previous fiscal year. Net income included an income tax provision of $0.4 million, or $0.02 per share, for the full fiscal year, compared to an income tax benefit of $2.2 million, or $0.09 per share, for the previous fiscal year. On a non-GAAP basis, as described below, Pervasive realized net income of $5.2 million, or $0.23 diluted earnings per share for the fiscal year ended June 30, 2007, compared to net income of $5.1 million, or $0.22 diluted earnings per share, for the previous fiscal year.

“This brings to a close our fiscal year 2007 and we look forward to fiscal 2008,” continued Farr. “Our objectives for 2008 are focused on the delivery of the next major release of our embedded database product, Pervasive PSQL Summit v10; growing the sales of our integration product line through highly leverageable and more profitable indirect channels; and the development of innovative products to take advantage of market trends in Integration-as-a-Service and new application development to capture the parallel processing capabilities of new-generation multi-core technologies. We are making strategic investments for the future, while also maintaining our intense focus on profitability.”

Business Outlook

For the first fiscal quarter ending September 30, 2007, Pervasive expects revenue to be in the range of $9.5 million to $10.5 million and GAAP-basis diluted earnings per share of $0.01 to $0.03. GAAP-basis profitability is expected to include amortization of purchased intangibles and stock-based compensation expense, together representing approximately $0.8 million in the first quarter of fiscal year 2008. The company expects non-GAAP adjustments to result in non-GAAP diluted and fully taxed earnings per share of approximately $0.03 to $0.06 in the September quarter, compared to non-GAAP diluted earnings per share of $0.05 for the September quarter of fiscal year 2007. The expectation for revenue for the quarter ending September 30, 2007 reflects the potential for a sequential decrease from the quarter ended June 30, 2007 due primarily to the typical international seasonality associated with the summer months.

Conference Call Details

Pervasive will host a conference call to discuss these results with the investment community today at 5:00 P.M. Eastern time. The dial-in numbers for the call are 877-808-2426 (toll-free) or 706-634-9536 (international). The conference name is “Pervasive Software Inc”. The conference call may also be accessed live over the Web at www.pervasive.com/ircalendar. Check the Web site before the call for login information. Replay will be available 8 P.M Eastern Tuesday, July 24, to midnight, Tuesday, July 31, by dialing 800-642-1687 (toll-free) or 706-645-9291 (international), and selecting Conference ID 6234103. Additionally, the Webcast will be archived on Pervasive’s website at http://www.pervasive.com/ircalendar.

About Pervasive Software

Pervasive Software (NASDAQ: PVSW) provides embeddable data management and integration software to help companies grow and extend the value of their data investments. For more than two decades, Pervasive products have delivered value with a compelling combination of performance, flexibility, reliability and low total cost of ownership. Today, Pervasive is leading its chosen markets by defining and accelerating the inevitable transition from high cost to high value. Pervasive’s hallmark is the size, diversity and loyalty of its customer base, partners and channels: tens of thousands of customers in virtually every industry, in more than 150 countries, rely on Pervasive to manage, integrate, analyze and secure their critical data. For additional information, go to www.pervasive.com.

About Non-GAAP Financial Information

This press release includes non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), please see the section entitled “About Non-GAAP Financial Measures” and the accompanying table entitled “Reconciliation of GAAP Measures to Non-GAAP.”

Cautionary Statement

This document contains forward-looking statements that involve risks and uncertainties concerning the company, including the company’s expected performance for the first quarter ending September 30, 2007, and the company’s strategy and profitability going forward. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These risks and uncertainties include, among others, the company’s ability to attract and retain existing and/or new customers; the company’s ability to issue new products or releases of solutions that meet customers’ needs or achieve acceptance by the company’s customers; changes to current accounting policies which may have a significant, adverse impact upon the company’s financial results; the introduction of new products by competitors or the entry of new competitors; the company’s ability to preserve its key strategic relationships; the company’s ability to hire and retain key employees; and economic and political conditions in the US and abroad. All of these factors may result in significant fluctuations in the company’s quarterly operating results and/or its ability to sustain or increase its profitability. More about potential factors that could affect the company’s business and financial results is included in Pervasive’s Form 10-Q for the quarter ended March 31, 2007 and Form 10-K/A for the fiscal year ended June 30, 2006, which are on file with the SEC and available at the SEC’s website at www.sec.gov. Pervasive is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

###

All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.

Pervasive Software Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2007	June 30, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,563	$31,137
Marketable securities	14,788	12,405
Trade accounts receivable, net	5,563	7,383
Deferred tax assets, net	771	1,900
Prepaid expenses and other current assets	1,507	1,773

Total current assets	54,192	54,598

Property and equipment, net	1,574	1,724

Purchased technology, net	2,126	4,663
Goodwill	38,508	38,953
Deferred tax assets, net	1,071	400
Other assets	269	300

Total assets	$97,740	$100,638

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,694	$5,885
Deferred revenue	6,042	5,592

Total current liabilities	10,736	11,477

Stockholders’ equity	87,004	89,161

Total liabilities and stockholders’ equity	$97,740	$100,638

Pervasive Software Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended June 30		Twelve months ended June 30
	2007	2006	2007	2006
Revenues:
Product licenses	$7,134	$8,163	$28,851	$33,776
Services and other	3,162	3,050	11,932	11,804

Total revenue	10,296	11,213	40,783	45,580

Costs and expenses:
Cost of product licenses	578	600	3,437	2,407
Cost of services and other	1,112	1,424	4,439	5,602
Sales and marketing	4,089	4,223	15,349	18,712
Research and development	2,489	2,535	9,819	10,320
General and administrative	1,252	1,550	5,539	6,588
Management restructuring charges	—	—	—	771

Total costs and expenses	9,520	10,332	38,583	44,400

Operating income	776	881	2,200	1,180

Interest and other income, net	594	460	2,269	1,446
Income tax benefit (provision)	517	2,250	(432)	2,150

Net income	$1,887	$3,591	$4,037	$4,776

Diluted earnings per share:	$0.09	$0.16	$0.19	$0.21

Shares used in computing diluted earnings per share	21,197	22,679	21,744	22,687

Pervasive Software Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Twelve months ended June 30
	2007	2006
Cash from operations
Net income	$4,037	$4,776
Adjustments to reconcile net income to net cash provided by operations:
Depreciation & amortization	2,419	2,870
Write-off of purchased technology	1,072	—
Deferred income tax benefit	—	(2,300)
Non-cash stock compensation expense	2,096	3,043
Changes in current assets and liabilities:
Decrease in trade accounts receivable	1,845	13
Increase in prepaid expenses and other current assets	(286)	(241)
Increase in accounts payable and accrued liabilities	251	108
Increase (decrease) in deferred revenue	418	(90)

Net cash provided by operations	11,852	8,179

Cash from investing activities
Purchase of property and equipment	(705)	(635)
Sales and purchases of marketable securities, net	(2,383)	(9,100)
Decrease in other assets	(65)	(45)

Net cash used in investing activities	(3,153)	(9,780)

Cash from financing activities
Proceeds from exercise of stock options	2,550	1,849
Acquisition of Treasury Stock	(10,840)	(3,151)

Net cash used in financing activities	(8,290)	(1,302)

Effect of exchange rate on cash and cash equivalents	17	(46)

Increase (decrease) in cash and cash equivalents	426	(2,949)
Cash and cash equivalents at beginning of period	31,137	34,086

Cash and cash equivalents at end of period	$31,563	$31,137

About Non-GAAP Financial Measures

The Company provides non-GAAP measures for net income and net income per share data as supplemental information regarding the Company’s core business operational performance. The Company believes that these non-GAAP financial measures are useful to investors because they exclude certain non-operating or non-recurring charges. The Company’s management excludes these non-operating or non-recurring charges when it internally evaluates the performance of the Company’s business and makes operating decisions, including internal budgeting, performance measurement and the calculation of bonuses and discretionary compensation. In addition, these non-GAAP measures more closely reflect the essential revenue generation activities of the Company and the direct operating expenses (resulting in or from cash expenditures) needed to perform these revenue generating activities. Accordingly, management excludes the amortization of purchased intangible assets related to the Data Junction acquisition, stock-based compensation related to employee stock options, and significant and non-recurring charges.

The Company believes that providing the non-GAAP measures that management uses is useful to investors for two primary reasons. First, it provides a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, particularly given the adoption of SFAS 123R at the beginning of fiscal year 2006 and the changes it has introduced for calculating stock-based compensation expenses relative to prior periods. And second, it allows investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management.

Non-GAAP measures are subject to material limitations as these measures are not in accordance with, or a substitute for, US GAAP and therefore the Company’s definition or interpretation may be different from similar non-GAAP measures used by other companies and independent financial analysts. However, the Company’s management compensates for these limitations by providing the relevant and detailed disclosure of the items excluded in the calculation of non-GAAP net income and net income per share, which should be supplementally considered when evaluating the Company’s results. In addition, items such as amortization of purchased intangibles, stock compensation charges and significant and non-recurring items that are excluded from non-GAAP net income and earnings per share can have a significant impact on earnings. Management compensates for these limitations by evaluating the non-GAAP measure together with the most directly comparable GAAP measure. The Company has historically provided non-GAAP measures to the investment community as a supplement to its GAAP results, to enable investors to evaluate the Company’s core operating performance the way management does. The non-GAAP adjustments, and the basis for excluding them, are outlined below:

Amortization of Purchased Intangibles

The Company has recorded amortization of acquired intellectual property intangibles, included in its GAAP financial statements, related to the acquisition of Data Junction. Management excludes these items for purposes of calculating non-GAAP net income and non-GAAP net income per share. The Company believes that eliminating this expense in determining its non-GAAP measures is useful to investors because doing so provides a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, it allows investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management, and it allows a comparison with other peer companies in the software industry, many of whom use similar non-GAAP financial measures to supplement their GAAP results. Finally, the Company believes that non-GAAP measures of profitability that exclude amortization of acquired intellectual property intangibles are widely used by analysts and investors in the software industry.

Stock-based Compensation Expense

The Company has incurred stock based compensation expense as determined under SFAS 123R for the quarters ending on or after September 30, 2005, and under APB 25 for earlier comparable periods in its GAAP financial results. Since stock based compensation is a non-cash charge, the Company excludes this item for the purposes of calculating non-GAAP net income and non-GAAP net income per share. In addition, the exclusion of stock based compensation from the non-GAAP measures is done to allow a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, allow investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management, and allow a comparison with other peer companies in the software industry, many of whom use similar non-GAAP financial measures to supplement their GAAP results. The very nature of the stock-based compensation expense also makes it very difficult to estimate prospectively, since the expense will vary with changes in the stock price and market conditions at the time of new grants, varying valuation methodologies, subjective assumptions and different award types, making the comparison of current results with forward looking guidance potentially difficult for investors to interpret. The tax effects of stock based compensation expenses may also vary significantly from period to period, without any change in underlying operational performance, thereby obscuring the underlying profitability of core revenue generating operations relative to prior periods (including prior periods following the adoption of SFAS 123R). Finally, the Company believes that non-GAAP measures of profitability that exclude stock-based compensation are widely used by analysts and investors in the software industry.

Management Restructuring Charge

In the quarter ending March 31, 2006, the Company incurred significant severance and legal expenses associated with certain senior management changes, namely the departures of the Company’s President and Chief Executive Officer, the Vice President of Corporate Development and the Vice President of Marketing. These expenses which totaled approximately $0.8 million were significant and non-recurring in nature. The Company believes that these expenses are not consistently recurring and do not necessarily reflect expected future operating expense, nor does the Company believe that they provide a meaningful evaluation of current versus past business results or the expense levels required to support the Company’s operating plan.

Income Tax Adjustment

Income taxes represent a complex element of any company’s income statement and effective tax rates can vary widely from year to year and from company to company, especially in periods in which adjustments are made to a company’s valuation reserve for deferred tax assets. The Company uses a statutory tax rate of 34% to reflect income tax adjustments in presentation of its non-GAAP net income and non-GAAP earnings per share. Utilization of a statutory tax rate for presentation of the non-GAAP measures is done to allow a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, allow investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management, and allow a comparison with other peer companies in the software industry, many of whom use similar non-GAAP financial measures to supplement their GAAP results. Finally, the Company believes that non-GAAP measures of profitability that are based on more standardized statutory tax rates are widely used by analysts and investors in the software industry.

Pervasive Software Inc.

Reconciliation of GAAP Measures to Non-GAAP

(in thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2007 Net Income	2006 Net Income	2007 Net Income	2006 Net Income
GAAP	$1,887	$3,591	$4,037	$4,776
Amortization of intangible assets - cost of product licenses	317	317	1,268	1,268
Stock-based compensation - cost of services and other	19	23	70	113
Stock-based compensation - sales and marketing expense	140	184	594	946
Stock-based compensation - research and development expense	61	112	240	549
Stock-based compensation - general and administrative expense	274	327	1,192	1,434
Management restructuring charges	—	—	—	771
Income tax adjustment for non-GAAP	(1,258)	(3,033)	(2,233)	(4,770)

Non-GAAP	$1,440	$1,521	$5,168	$5,087

GAAP net income per share - diluted	$0.09	$0.16	$0.19	$0.21

Non-GAAP net income per share - diluted	$0.07	$0.06	$0.23	$0.22

Shares used to compute GAAP net income per share - diluted	21,197	22,679	21,744	22,687

Shares used to compute non-GAAP net income per share - diluted	21,764	23,575	22,312	23,379